IN THE MATTER OF NATIONAL POLICY 43-201 MUTUAL RELIANCE REVIEW SYSTEM FOR

PROSPECTUSES AND ANNUAL INFORMATION FORMS

AND

IN THE MATTER OF

FNX Mining Company Inc.

DECISION DOCUMENT

This final mutual reliance review system decision document evidences that final receipts of the regulators in each of British Columbia, Alberta, Manitoba, Ontario, Quebec have been issued for the Short Form Prospectus of the above Issuer dated July 2nd, 2003.

DATED at Toronto this 2nd day of July, 2003.

Cameron McInnis

Cameron McInnis

Manager, Corporate Finance

SEDAR Project #552259